Sally  Charpiot;  NetworkOil,  Inc.
Desk:  713-590-1435  / Mobile:  713-702-0781
scharpiot@networkoil.com

Andy Letter, Leftbid.com
Desk: 402-334-5556
aletter@leftbid.com

NetworkOil Partners with Aden Enterprises, Inc.'s Leftbid.com, Inc. to Deliver Hybrid Auctions

Geographically dispersed buyers can use the Internet to participate in physical oilfield auctions

HOUSTON, January 31, 2001 -- NetworkOil, Inc., the leading marketplace for surplus energy equipment, and Leftbid.com, a subsidiary of Aden Enterprises, Inc. that delivers an auction transactional system, today announced an exclusive agreement whereby Leftbid.com will collaborate with NetworkOil to enhance the company's physical auctions via the Internet.

"As a result of this alliance, geographically dispersed bidder/buyers can watch, listen to and participate in our live Premier auctions over the Internet," stated Stuart Page, NetworkOil's chief executive officer. "Buyers no longer have to forego attending auctions due to travel constraints and consigner/sellers are able to capture interest from more bidders."

"We are essentially raising the bar on bringing greater efficiency to the oilpatch for sourcing and selling oilfield equipment," indicated Kevin Bartol, chief operating officer for NetworkOil. "It is vital that we rely on solid technology with unique capabilities, so we evaluated and tested a number of alternative hybrid-auction technologies before making a commitment to Leftbid."

Leftbid has broadcast nearly 200 live auctions in the past 10 months.

"We have been working with some of the finest auction houses in the world and are proud to be a part of NetworkOil's success as they broaden their channels for sourcing and selling equipment," said Andrew Letter, an executive for Leftbid.

About NetworkOil

NetworkOil is the leading independent marketplace for petroleum equipment. The company sources and sells equipment through physical auctions, Internet auctions, hybrid (physical/Internet) auctions, online listings and custom equipment searches. Thirty-two leading oil and gas companies and four major venture capital firms financially back the company. The NetworkOil management team is drawn from the oil and gas, e-commerce, technology and financial industries. In July 2000, NetworkOil acquired Premier Auctioneers International, Inc. the leading physical auction company in the oil patch. Headquartered in Houston, NetworkOil has offices throughout North America in San Antonio, Midland and Dallas, Texas; Lafayette, Louisiana; Oklahoma City, Oklahoma; Denver, Colorado; Bakersfield, California; and Calgary, Alberta. Additional information is available at http://www.networkoil.com.

About Leftbid.com

LeftBid delivers a transactional system that links auction houses in Europe, North America and Asia, giving collectors and buyers around the world access to a wide variety of fine art, antiques, collectibles, automobiles and industrial equipment through a single site. Leftbid was launched in April 2000 and is a subsidiary of Aden Enterprises, Inc., a publicly traded company (OTC ADEN) and found on the Internet at www.adenenterprises.com. Since it launch, Leftbid has broadcast nearly 200 live auctions. Leftbid is headquartered in Omaha, Nebraska. Additional information is available at www.leftbid.com. # # #